Exhibit 5

January 14, 2010

RAM Energy Resources, Inc.

5100 East Skelly Drive, Suite 650

Tulsa, Oklahoma 74135

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to RAM Energy Resources, Inc., a Delaware corporation (“RAM”), in connection with the registration by RAM pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of an aggregate $250,000,000 principal amount of (i) senior notes of RAM (the “Senior Notes”), (ii) convertible notes of RAM (the “Convertible Notes” and collectively with the Senior Notes, the “Notes”), (iii) shares of RAM common stock, par value $0.0001 per share (the “Common Stock”), (iv) shares of RAM preferred stock, par value $0.0001 per share (the “Preferred Stock”), and (v) warrants to purchase any of the Notes, Common Stock or Preferred Stock (the “Warrants”). The Notes, Common Stock, Preferred Stock and Warrants are referred to collectively herein as the “Securities.”

The Notes will be issued from time to time either in whole or in part under one or more indentures (each, an “Indenture”), each of which will be between RAM and a trustee to be named in a supplement to the prospectus (the “Prospectus”) included in the Registration Statement. The Warrants will be issued under one or more warrant agreements between RAM and a banking institution organized under the laws of the United States or one of the states thereof (each, a “Warrant Agreement”).

In addition, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of RAM, and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

We have assumed for purposes of this opinion (i) the corporate power, authority and legal right of the trustees under the Indentures and the banking institutions under the Warrant

Agreements, as applicable, that the performance of such obligations by any such trustee or banking institution will not violate its charter or by-laws, or applicable organizational documents, and that the trustee or banking institution has the legal ability to exercise their purported powers in the State of Delaware, and (ii) that the Indentures and Warrant Agreements, will have been duly authorized, executed and delivered by the trustee or banking institution, at the time of issuance of the Notes or Warrants, as applicable.

Based upon and subject to the foregoing, we are of the opinion that:

1.	When, as and if (a) the appropriate corporate action has been taken by RAM to authorize the form, terms, execution and delivery of any series of Notes; (b) the Notes shall have been issued in the form and containing the terms set forth in the Registration Statement, the Indenture and such corporate action; (c) any legally required consents, approvals, authorizations and other orders of the Securities and Exchange Commission (the “Commission”) and any other regulatory authorities are obtained; and (d) the Notes have been authenticated by the trustee under the Indenture, then, upon the happening of such events, the Notes will be validly issued and will constitute valid and binding obligations of RAM, enforceable against RAM in accordance with their terms.

2.	When, as and if (a) appropriate corporate action has been taken to authorize the issuance of the Common Stock; (b) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained; (c) the Common Stock shall have been duly issued and delivered by RAM against payment therefor in accordance with such corporate action; and (d) certificates representing shares of the Common Stock have been duly executed by the duly authorized officers of RAM in accordance with applicable law, then, upon the happening of such events, such Common Stock will be validly issued, fully paid and non-assessable (provided that the consideration paid therefor is not less than the par value thereof).

3.	When, as and if (a) appropriate corporate action has been taken to authorize the issuance of the Preferred Stock, to fix the terms thereof and to authorize the execution and filing of a certificate of designation relating thereto with the Delaware Secretary of State; (b) such certificate of designation shall have been executed by duly authorized officers of RAM and so filed by RAM, all in accordance with the laws of the State of Delaware; (c) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained; (d) the Preferred Stock with terms so fixed shall have been duly issued and delivered by RAM against payment therefor in accordance with such corporate action; and (e) certificates representing shares of the Preferred Stock have been duly executed by the duly authorized officers of RAM in accordance with applicable law, then, upon the happening of such events, such Preferred Stock will be validly issued, fully paid and non-assessable (provided that the consideration paid therefor is not less than the par value thereof).

4.	When, as and if (a) the appropriate corporate action has been taken by RAM to authorize the form, terms, execution and delivery of a Warrant Agreement (including a form of certificate evidencing the Warrants); (b) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities are obtained; and (c) Warrants with such terms are duly executed, attested, issued and delivered by duly authorized officers of RAM against payment in the manner provided for in the applicable Warrant Agreement and such corporate action, then, upon the happening of such events, such Warrants will be validly issued and will constitute valid and binding obligations of RAM, enforceable against RAM in accordance with their terms.

Insofar as this opinion relates to the validity, binding effect or enforceability of any agreement or obligation of RAM, it is subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and limited by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

We are expressing no opinion as to any obligations that parties other than RAM have under or in respect of the Securities covered by the Registration Statement or as to the effect that their performance of such obligations may have upon any of the matters referred to above.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus, including any prospectus supplement, included therein.

Very truly yours,

/s/ McAfee & Taft A P.C.